N-SAR Exhibit: Sub-item 77C (c)
Legg Mason Partners Equity Trust
Permal Alternative Core Fund

Item 77C (c): Submission of matters to a vote of security holders

In response to Sub-Items 77C (c), the Registrant incorporates by reference the supplement to the fund's Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933 on May 23, 2016 (Accession No. 0001193125-16-598496).
The Special Meeting of Shareholders of Permal Alternative Core Fund (EnTrustPermal Alternative Core Fund as of July 22, 2016), a series of Legg Mason Partners Equity Trust, was held on May 20, 2016 for the purpose of approving a new subadvisory agreement between Legg Mason Partners Fund Advisor, LLC , the investment manager to Permal Alternative Core Fund and EnTrustPermal Management LLC. The following table provides information concerning the matter voted upon at the Meeting:


For (% of dollar value represented at the meeting): 96.322%
Against (% of dollar value represented at the meeting): 0.409%
Abstain (% of dollar value represented at the meeting): 1.473%

The Registrant also incorporates by reference Post-Effective Amendment No. 368 to Form N-1A filed on April 22, 2016 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-16-551927).

Item 77Q1(e): Exhibits_Copies of any new or amended Registrant investment advisory contracts are attached hereto.